Exhibit 10.1

STATE OF LOUISIANA                    CREATIVE CASINOS

PARISH OF CALCASIEU                HEAD TAX SHARING AGREEMENT

BE IT KNOWN that, on the dates hereinafter set forth, before the undersigned Notaries Public, duly commissioned and qualified in and for their respective State and Parish/County, in the presence of the undersigned competent witnesses, personally came and appeared:

LAKE CHARLES HARBOR & TERMINAL DISTRICT, a political subdivision of the State of Louisiana, (hereinafter called the "District"), represented by its duly authorized Port Director;

CITY OF LAKE CHARLES, LOUISIANA, a municipal corporation organized and created under the constitution and statutes of the State of Louisiana, (hereinafter called the "City"), represented by its duly authorized Mayor;

CALCASIEU PARISH POLICE JURY, a governmental entity and the governing authority for the Parish of Calcasieu ("Police Jury"), herein represented by its duly authorized President; and

CREATIVE CASINOS OF LOUISIANA, L.L.C., a Louisiana limited liability company, (hereinafter called "Creative Casinos"), and represented by its duly authorized representative;

The District, the Police Jury, the City, and all other entities entitled by state law to participate in riverboat boarding fees, collectively shall be referred to herein as the "Local Governmental Entities", who hereinafter collectively declare that:

A.    Creative Casinos currently holds a license (the "License") to operate a riverboat gaming vessel (the "Casino") in connection with a resort development namely, "Mojito Pointe" (the "Resort") in Calcasieu Parish (the "Parish"), State of Louisiana, issued, approved, and activated by the Louisiana State Gaming Control Board of the Office of the State Police, Department of Public Safety and Corrections (the "Board") in May 2011. The Resort is to be located on land to be leased by the District to Creative Casinos pursuant to that certain Conditional Real Estate Lease Option Agreement dated August 24th and 29th, 2011, and effective September 23, 2010 (the "Ground Lease Option")

B. In accordance with the Ground Lease Option and the conditions of the Board, Creative Casinos intends to commence and complete construction and thereafter operate the Resort and Casino.

C. This Creative Casinos Head Tax Sharing Agreement (this “Agreement”) shall be effective as of the date on which Creative Casinos commences gaming at Mojito Pointe (the “Commencement Date”).

D. Prior to the effective date of this Agreement, the Police Jury and the City have created, by agreement, the Calcasieu Parish Gaming Revenue District ("Gaming District") pursuant to a Cooperative Endeavor Agreement for Pooling Gaming Revenues dated April 26, 2007 ("Pooling Agreement"). By creation of the Gaming District and pursuant to the Pooling Agreement, the parties thereto, namely the Police Jury, the City and the participating small cities have the sole authority to provide the method of distribution of the gaming revenue generated from head taxes levied on the various casinos licensed by the State of Louisiana to operate in Calcasieu Parish.

NOW, THEREFORE, for and in consideration of the mutual and dependent agreements of Creative Casinos, the District, the Calcasieu Parish Police Jury, and the City hereinafter set forth, the parties agree to the following:

ARTICLE I
OBLIGATIONS OF CREATIVE CASINOS

Section 1.1 Completion of the Resort

In accordance with the Ground Lease Agreement and the conditions of the Board, Creative Casinos shall finance, construct, complete, and operate the Resort and Casino.

Section 1.2 Mandated Boarding Fees

(a)During the time Creative Casinos operates a casino at the Resort (the “Casino”), it shall pay to:

i.
The District, an amount equal to 16.667% of 4.2% of Net Gaming Revenues from the Casino (the “District Fee”), payable at Lake Charles Harbor & Terminal District, ATTN: Director of Finance, P.O. Box 3753, Lake Charles, Louisiana 70602, and

ii.
The Gaming District a boarding fee (the “Boarding Fee”) equal to the greater of Five Million Dollars ($5,000,000) per annum (the "Guarantee Amount") less the District Fee or (ii) the Applicable Percentage (as that term is hereinafter defined) of the Net Gaming Proceeds, ~~[~~as that term is defined in La. R.S. 27:44(15)~~]~~, of the Casino, less the District Fee.

(b) It is agreed and understood that the Police Jury and the City have established the Guarantee Amount and the Applicable Percentage set forth below based on: (i) Creative Casino's obligation to complete the capital improvements of the Resort and Casino as set forth above; (ii) the projected overall economic impact on tax revenues of the Resort and Casino; and (iii) the ratio of gaming square footage licensed to the Casino, in comparison to gaming square footage licensed to other riverboat gaming operators in the Parish and the City of Lake Charles at the time of the execution of this Agreement.

(c) The "Applicable Percentage" shall mean 4.2% of all of Net Gaming Proceeds from the Casino or such other higher percentage number as may be agreed upon or fixed in accordance with the terms of this Agreement. The Boarding Fee, the Guarantee Amount, and the Applicable Percentage set forth herein are agreed to in consideration of and take into account Creative Casinos expending at least Four Hundred Million ($400,000,000) Dollars or more in construction of the Resort and Casino.

As to all parties other than the District, the "Applicable Percentage" shall be discounted according to the following sliding scale relative to Net Gaming Proceeds from the Casino:

4.2 % of the first $185,000,000
4.1% on the portion over $185,000,000 up to $195,000,000
4.0% on the portion over $195,000,000 up to $205,000,000
3.9% on the portion over $205,000,000 up to $215,000,000
3.8% on the portion over $215,000,000 up to $225,000,000
3.7% on the portion over $225,000,001 up to $235,000,000

3.6% on the portion in excess of $235,000,000

(d) If after the date(s) of execution hereof the Applicable Percentage levied on the net gaming revenue of any other riverboat casino operator located and conducting Riverboat Gaming Operations in Ward Three (3) of Calcasieu Parish, Louisiana has changed, the Applicable Percentage for Creative Casinos shall be adjusted to the same rate; provided however, that the head tax levied on Creative Casinos shall not exceed the head tax rate levied on any other riverboat casino operator located and conducting Riverboat Gaming Operations in Ward Three (3) of Calcasieu Parish, Louisiana. Notwithstanding the above, the Applicable Percentage for Creative Casinos shall not be subject to such an adjustment for a period of five (5) years from the date the Casino commences gaming operations.

On the fifth anniversary of the Commencement Date and each date which is a multiple of five (5) years thereafter (each, an "Adjustment Date"), the then current Guarantee Amount shall be increased or decreased by the same percentage that the Consumer Price Index (as hereinafter defined and referred to as the "CPI") increases or decreases from the date which is five (5) years prior to that Adjustment Date (I.e., a five-year period), but in no event increased or decreased by more than ten (10%) percent on any such Adjustment Date. As used herein, "CPI" shall mean the Consumer Price Index for All Urban Customers (CPI-U) - South Census Region, All Items (1982-84 = 100) published by the Bureau of Labor Statistics of the U.S. Department of Labor. If this index is no longer published, the 'CPI' shall mean the index of consumer prices in the U.S. most closely comparable to the discontinued index, after making such adjustments in items included for method of compensation as may be presented by the agency publishing the same or as otherwise may be required to compensate for changes affecting such replacement index subsequent to the preceding Adjustment Date. Creative Casinos shall pay, in accordance with Section 1.2(e) directly to the Calcasieu Parish School Board, McNeese State University, and Sowela Technical Community College, (collectively, herein referred to as the "Educational Entities") and the Police Jury, the City, and the participating small cities, the Guarantee Amount, prorated monthly in the appropriate percentages designated herein, on or before the 20th day of each month. Notwithstanding anything to the contrary contained herein, the Guarantee Amount shall be subject to adjustment as provided in this Section. Creative Casinos's obligation to pay the excess, if any, of the Applicable Percentage of the Net Gaming Proceeds over the Guarantee Amount already paid, shall be determined on a calendar year basis, in arrears as of the end of each calendar year, commencing as of the end of the first calendar year after the Commencement Date. Such excess, if any, shall be paid, in the manner set forth herein, by January 31 of the following calendar year. The Guarantee Amount for the calendar year of the Commencement Date shall be prorated, based on the number of full months remaining in such calendar year after the Commencement Date. In the event that the schedule for the payment of excess annual amounts for any other riverboat gaming operator operating in Ward 3 of Calcasieu Parish is changed to require the excess payments to be reconciled and paid on any other schedule than annually, Creative Casino agrees to commence making payments of such excess amounts according to said schedule.
    (e) The parties acknowledge that the Police Jury and the City are legally authorized to levy a fee (the "Education Head Tax") as to the Casino pursuant to La. R.S. 27: 93A(10) et seq. as amended or reenacted. The Education Head Tax shall be allocated and paid from the Boarding Fee paid pursuant to Section 1.2 and shall not be an additional fee paid by Creative Casinos. Thus, it is understood between the parties hereto that the Education Head Tax is included in the Boarding Fee referred to herein.

Notwithstanding the foregoing, in the event Creative Casinos elects to revert to a per passenger Boarding Fee of $2.50 as provided in Section 1.4 hereof, Creative Casinos shall also pay a per passenger Education Head Tax of $0.50, as provided in Section 1.4 hereof. The Education Head Tax shall be distributed by Creative Casinos directly to the Education Entities pursuant to La. R.S. 27: 93A(6)(a)(i)-(iii).

(f) The "Boarding Fee" as expressed using the Applicable Percentage set forth above shall be distributed by Creative Casinos directly to the Educational Entities and the Police Jury, the City, and the participating small cities in the following percentages and at the following addresses or electronically upon wiring instructions from the following entities:

Educational Entities:

10.000%     Calcasieu Parish School Board
ATTN: Chief Financial Officer
1724 Kirkman Street
Lake Charles, LA 70601

5.000%    McNeese State University
ATTN: Comptroller
Box 92935
Lake Charles, LA 70609

1.667%    Sowela Technical Community College
ATTN: Director of Finance
P.O. Box 16950
Lake Charles, LA 70616

Local Governmental Entities other than the District:

83.333%     Gaming District, on behalf of and for the benefit of the City of Lake Charles the Police Jury, and the participating small cities

ATTN: Director of Finance
P.O. Box 3208
Lake Charles, LA 70602

    The above payment to the Gaming District is made for the benefit of the City, the Police Jury and the participating small cities and is being paid to the Calcasieu Parish Police Jury, Director of Finance, as the fiscal agent for the Gaming District for distribution pursuant to the Pooling Agreement.

(g) In the event that the Local Governmental/Educational Entities can demonstrate that the combined gaming tax revenue they receive under this agreement and similar agreements from the Casino, L'Auberge, the Isle of Capri, and Delta Downs and any of their successors or assigns, for any twelve month period beginning with the Commencement Date, is less than $20,000,000 (the “Total Annual Boarding Fees"), the Applicable Percentage as set forth in Section 1.2(c) above shall be subject to adjustment in accordance using the CPI adjustment as described in Section 1.2(-d) above; provided, however, that the Applicable Percentage may not exceed 4.5% as a result of such adjustment. In such event the Local Governmental/Educational Entities shall notify Creative Casinos by giving it forty-five (45) days' written notice of the request to adjust the Applicable Percentage and a summary of the information substantiating its request for adjustment. For purposes of this subsection, the Total Annual Boarding Fees as fixed herein shall be increased by the amount of three (3%) percent per annum for each successive twelve month period ending after the calendar year following the Commencement Date.

Section 1.3 Changes to Competitive/Regulatory Situation

Creative Casinos and the Local Governmental Entities acknowledge and agree that the obligations of Creative Casinos are based upon, and Creative Casinos and the Local Governmental Entities have acted in reliance upon, the competitive and the regulatory situation with respect to casino gaming in the Parish as of the date hereof. In recognition that the competitive and regulatory factors may change subsequent to the date of this Agreement, Creative Casinos and the Local Governmental Entities agree that the obligations of Creative Casinos as set forth in this Agreement shall, upon written notice by any party to this Agreement provided to the other parties, be subject to renegotiation, in the event of the occurrence of any of the following, provided that at the time of the aforementioned written notice, the Net Gaming Proceeds of the Casino, after any such occurrence(s) other than subsections (e), (f), or (g) below, is below $120,000,000 on an annual basis, beginning with the month of commencement of any new competitive gaming facility:

(a) If a riverboat, barge, land-based, or other casino or gaming establishment, including without limitation, slot machines and/or table games ("table games" shall be defined as any gaming activity permitted by law other than horse racing, off-track betting and slot machines) at horse racetrack(s) (a "Competitive Casino") is allowed within a one hundred (100) mile radius of the city limits of the City of Lake Charles, Louisiana, excepting the Isle of Capri (or an affiliate or a successor of Isle of Capri, Inc.) and the L'Auberge casinos currently operating in Lake Charles, the land-based casino known as Grand Casino Coushatta in Kinder, Louisiana, the Delta Downs racetrack with slot machines operated in Vinton, Louisiana, and the Evangeline Downs racetrack operated in Lafayette, Louisiana; or

(b) If a Competitive Casino is allowed and lawfully commences operation in the State of Texas;

(c) If a change in law or regulation is lawfully passed by the State or any agency or political subdivision thereof and becomes effective which directly or indirectly prohibits or materially limits Creative Casinos from lawfully operating the Casino or the Casino; or

(d) If a change in law or regulation is passed by the State that permits Delta Downs or any other racetrack within 100 miles of the Site to offer table games; or

(e) If the State increases, or passes legislation to increase fees or taxes impacting the riverboat casino gaming industry in the State or laws change that directly or indirectly prohibit Creative Casinos from lawfully operating the Casino or the Casino. In the event of this provision (e), the $120,000,000 minimum annualized revenue cited above shall not apply; or

(f) If the Pooling Agreement between the City and the Police Jury combining and sharing the revenues received by the City and the Police Jury from the Mojito Pointe, L'Auberge, ~~Casino,~~ the Isle of Capri, and Delta Downs and any of their successor or assigns terminates for any reason other than by voluntary mutual agreement of the parties.

Creative Casinos and the Local Governmental Entities agree that any negotiations commenced as a result of occurrence of any of the matters set forth in this Section 1.3 shall be conducted in good faith by the parties in accordance with any and all laws related to such governmental approval of any future agreement and during such negotiations or any subsequent arbitration under Article II, the terms and conditions of this Agreement shall remain in effect and continue to be followed by the parties.

Section 1.4 Option to Revert to Per Passenger Head Tax

The percentage based Boarding Fee is in lieu of the per passenger boarding fee of $2.50 per passenger currently authorized by La. RS. 27:93(A)(1) and the per passenger fee of $0.50 currently authorized by La. RS. 27:93(A)(6). Creative Casinos shall have the option at any time upon thirty (30) days prior written notice to modify the computation of the Boarding Fee from a percentage of Net Gaming Proceeds of the Casino as set forth in Section 1.2 above, to a fee of $2.50 ("Boarding Fee") and $0.50 ("Education Head Tax"). In the event that Creative Casinos elects to revert to the per passenger head tax at any time, the Boarding Fee shall be calculated using total head counts of the Casino and then Creative Casinos shall pay such calculated amounts directly to the Educational Entities and Governmental Entities in the same manner and same proportions as payment is made using the Applicable Percentage.

Furthermore, upon thirty (30) days written notice, Creative Casinos may elect to revert back to a percentage boarding fee (including the Education Head Tax) in which event the provisions of Section 1.2 shall once again apply. However, regardless of the method of calculation of payment, Creative Casinos shall not elect to revert to the alternative method more frequently than every twelve (12) month period. Furthermore, the parties to this Agreement acknowledge and agree that regardless of whether or not the percentage boarding fee or the per passenger head tax is applicable, the Guarantee Amount (initial or after any Adjustment Date) shall still be applicable, except in those instances where Creative Casinos has elected to revert to a per passenger head tax as provided herein.

ARTICLE II
ARBITRATION

In the event any party to this Agreement properly gives notice to renegotiate this Agreement under the terms and conditions set forth in Section 1.3 of this Agreement ("Notice") and no new agreement is concluded after a period of one hundred eight (180) days from such Notice, the terms and conditions of any new agreement shall be determined by arbitration, to be conducted in the City of Lake Charles, Louisiana, in accordance with La. R.S. 9:4201-4217, as amended, as well as other applicable Louisiana law, and the Commercial Arbitration Rules of the American Arbitration Association (the "Association") before a panel of three (3) arbitrators appointed by the Fourteenth Judicial District Court (the "Court") upon petition by any party. All arbitrators selected shall be certified by the Association to act as arbitrators and may be selected from the lists of certified arbitrators provided to the Court upon motion of any party or parties to this Agreement.

After the arbitrators are selected, the parties' counsel shall confer jointly with the arbitrators at the earliest convenient date to determine the discovery that shall take place. Each party shall have the right to take no more than three (3) depositions of potential witnesses, and each shall have the right to serve no more than one (1) set of interrogatories, none of which shall include more than twenty-five (25) interrogatories and one (1) set of request for production of documents. Additional discovery shall be in the discretion of the arbitrators. All discovery shall be completed within two (2) months after the selection of the arbitrators, unless this period of time is extended by the arbitrators for good cause.

The decision or award of any two of the arbitrators will be final and binding upon the parties. The arbitrators will have the discretion to impose the cost of the arbitration upon the losing party or divide it between the parties on any terms which they deem equitable; each party, though, will bear its own legal fees. Any decision or award rendered by the arbitrators may be entered as a judgment or order in accordance with Louisiana law.

ARTICLE III
MISCELLANEOUS

Section 3.1 Benefit - Successors and Assigns

This Agreement and the rights and obligations contained herein shall be binding upon, and inure to the benefit of, the respective successors and assigns of the parties hereto.

Section 3.2 Attorneys' Fees

In the event of a judicial proceeding brought by one party to this Agreement against any other party to this Agreement for enforcement or for breach of any provision of this Agreement, the prevailing party in such judicial proceeding shall be entitled to reimbursement from the unsuccessful party of all costs and expenses, including reasonable attorneys' fees incurred in connection with such judicial proceeding.

Section 3.3 Approvals

Creative Casinos and the Local Governmental Entities each represent and warrant to the other that the execution of this Agreement has been fully authorized by all necessary action, corporate, or otherwise, in order that the terms hereof constitute their respective legal, valid and binding obligations.

Section 3.4 Modification and Amendment

This Agreement shall not be amended or otherwise modified in any manner except by an instrument in writing executed by all parties hereto.

Section 3.5 Understandings and Agreements

With respect to the matters contained herein, this Agreement contains the entire agreement between the parties and supersedes, except as provided for herein, all prior agreements.

Section 3.6 Notices

All notices, demands, and requests which may be given or which are required to be given by any party to the others, shall be in writing and shall be deemed effective when either: (a) personally delivered to the intended recipient; (b) sent by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (c) delivered in person to the address set forth below for the party to which the notice was given; (d) deposited into the custody of a nationally recognized overnight delivery service such as Federal Express, addressed to such party at the address specified below; or (e) sent by facsimile, telegram or telex, provided that receipt for such facsimile, telegram or telex is verified by the sender and followed by a notice sent in accordance with one of the other provisions set forth above. Notices shall be effective on the date of delivery or receipt or, if delivery is not accepted, on the earlier of the date that delivery is refused or three (3) days after the date the notice is mailed. For purposes of this Section, the addresses of the parties for all notices are as follows (unless changes by similar notice in writing are given by the particular person whose address is to be changed):

If to the District:             Lake Charles Harbor &Terminal District
150 Marine Street
Lake Charles, Louisiana 70601
ATTN: Port Director
Facsimile: 337-493-3523

Lake Charles Harbor & Terminal District
P.O. Box 3753
Lake Charles, LA 70602
ATTN: Port Director

If to the City:                City of Lake Charles

326 Pujo Street
Lake Charles, Louisiana 70601
ATTN: Mayor
Facsimile: 337-491-1206

City of Lake Charles
P.O. Box 900
Lake Charles, Louisiana 70602
ATTN: Mayor

If to the Police Jury:            Calcasieu Parish Police Jury
1015 Pithon Street
Lake Charles, Louisiana 70601
ATTN: Parish Administrator
Facsimile: 337-437-3399

Calcasieu Parish Police Jury
P.O. Drawer 3287
Lake Charles, Louisiana 70602
ATTN: Parish Administrator

If to Creative Casinos:        Creative Casinos, L.L.C.
10801 West Charleston Blvd., Suite 420
Las Vegas, Nevada 89135
ATTN: Daniel R. Lee
Facsimile: (702) 333-7001

Section 3.7 Severability

If any provision of this Agreement is held to be invalid, illegal, or unenforceable, that shall not affect or impair, in any way, the validity, legality, or enforceability of the remainder of this Agreement. However, in the event that the components of the Boarding Fee, the Guarantee Amount or the Applicable Percentage is determined to be invalid, illegal, or unenforceable for any reason as a substitute for the per passenger head tax provided for by law, and Creative Casinos obtains reimbursement for any amounts paid pursuant to this Agreement, the Local Governmental Entities shall be entitled to retain and Creative Casinos shall receive a credit for all payments which would have been made by Creative Casinos as if the head tax had been levied by the applicable ordinance from the Commencement Date.

Section 3.8 Construction

Whenever the context hereof so requires, reference to the singular shall include the plural and the plural shall include the singular; words denoting gender shall be construed to mean the masculine, feminine or neuter, as appropriate; and specific enumeration shall not exclude the general, but shall be construed as cumulative of the general recitation.

Section 3.9 Counterparts

To facilitate execution, this Agreement may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature and acknowledgement of, or on behalf of, each party, or that the signature and acknowledgement of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than a single counterpart containing the respective signatures and acknowledgements of each of the parties hereto.

Section 3.10 Captions

The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

Section 3.11 Rule of Construction

Each of the parties acknowledges that it and its respective counsel, have reviewed and have had input in the drafting of this Agreement, and each party hereby agrees that normal rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

Section 3.12 No Third Party Beneficiaries

No person or entity not a party to (or joining in the execution of) this Agreement shall have any third party beneficiary claim or other right hereunder or with respect thereto.

Section 3.13 Governing Law

This Agreement shall be governed by the laws of the State of Louisiana.

Section 3.14 Assignability

Creative Casinos may transfer its obligations under this Agreement to any transferee of its interest under the Ground Lease Option or Ground Lease. Upon the transfer of Creative Casinos's obligations hereunder, Creative Casinos shall be automatically relieved of any liability arising under this Agreement from and after the effective date of transfer. Creative Casinos may also assign the Ground Lease Option or Ground Lease to secure repayment of loans made to Creative Casinos and/or its parent company, Creative Casinos Entertainment, Inc. In such event, the Local Government Entities shall execute a "collateral assignment" in form and substance reasonably satisfactory.

THUS DONE AND SIGNED on this 28th day of November , 2011, at Lake Charles, Louisiana, in the presence of the undersigned competent witnesses.

WITNESSES:                    LAKE CHARLES HARBOR & TERMINAL
DISTRICT

__/s/ Sharon Edwards____________        By:     /s/ William J. Rase, III__ __________
Name:    Sharon Edwards__________            William J. Rase, III_, its President______

/s/ Michelle Bolen____________
Name:      Michelle Bolen________

BEFORE ME:      /s/ Michael K. Dees_________________
Notary Public
Name: Michael K. Dees______________
ID/Bar No. 2630/04796 ___                                 My Commission Expires: For Life______

THUS DONE AND SIGNED on this 29th day of November , 2011, at Las Vegas, Nevada, in the presence of the undersigned competent witnesses.

WITNESSES:                    CREATIVE CASINOS OF LOUISIANA, L.L.C.

/s/ Sunee Muangjinda_________        By:     /s/ Daniel R. Lee____________________
Name: Sunee Muangjinda______             Daniel R. Lee, its Managing Partner___

/s/ Lewis Fanger_____________
Name: Lewis Fanger__________

BEFORE ME:      /s/ Danielle Brogan__________________
Notary Public
Name: Danielle Brogan_______________
ID/Bar No. 02-78385-1______________                                My Commission Expires: Mar 22, 2014__

THUS DONE AND SIGNED on this 7th day of December , 2011, at Lake Charles, Louisiana, in the presence of the undersigned competent witnesses.

WITNESSES:                    CITY OF LAKE CHARLES, LOUISIANA

/s/Julie Pippin_______________        By:     /s/ Randy Roach_____________________
Name: Julie Pippin___________             Randy Roach __ , its /Mayor________

/s/ Rena Cahee______________
Name: Rena Cahee__________

BEFORE ME:      /s/ Deborah B. LaBorde_______________
Notary Public
Name: Deborah B. LaBorde__________
ID/Bar No. 56531 __                                 My Commission Expires: At Death_____

THUS DONE AND SIGNED on this 28th__ day of November___, 2011, at Lake Charles, Louisiana, in the presence of the undersigned competent witnesses.

WITNESSES:                    CALCASIEU PARISH POLICE JURY

/s/ Jessica D. Williamson______        By:     /s/ Guy Brame______________________
Name: Jessica D. Williamson___             Guy Brame, President________________

/s/ Alicia R. Sittig____________
Name: _ Alicia R. Sittig________

BEFORE ME:      /s/ Allen L. Smith, Jr._________________
Notary Public
Name: Allen L. Smith, Jr._____________
ID/Bar No. 9476____________________
My Commission Expires: For Life______

JOINDER

The undersigned hereby joins in the execution of this Creative Casinos Head Tax Sharing Agreement for the purpose of evidencing consent to, and agreement to be bound by, the provisions hereof.

THUS DONE AND SIGNED on this 4th__ day of January , 2012 at Lake Charles, Louisiana, in the presence of the undersigned competent witnesses.

WITNESSES:                    CALCASIEU PARISH SCHOOL BOARD

/s/ Peggy Carlile______________        By:     /s/ Wayne Savoy____________________
Name: _ Peggy Carlile_________             Wayne Savoy , its Superintendent____

/s/ Donna Verret_____________
Name: Donna Verret_________

BEFORE ME:      /s/ Brenda J. Dyer____________________
Notary Public
Name: Brenda J. Dyer_______________
ID/Bar No. 051317_________________
My Commission Expires: For Life______

JOINDER

The undersigned hereby joins in the execution of this Creative Casinos Head Tax Sharing Agreement for the purpose of evidencing consent to, and agreement to be bound by, the provisions hereof.

THUS DONE AND SIGNED on this 11th day of January , 2012, at Lake Charles, Louisiana, in the presence of the undersigned competent witnesses.

WITNESSES:                 McNEESE STATE UNIVERSITY

/s/ Pamela H. Tate         By:     /s/ Philip C. Williams________________
Name:      Pamela H. Tate __              Philip C. Williams, its President________

/s/ Beryl A. Romero__________
Name: Beryl A. Romero______

BEFORE ME:     ____ /s/ Melissa Northcutt______________
Notary Public
Name: Melissa Northcutt______________
ID/Bar No. 61774___________________
My Commission Expires: Life _________

JOINDER

The undersigned hereby joins in the execution of this Creative Casinos Head Tax Sharing Agreement for the purpose of evidencing consent to, and agreement to be bound by, the provisions hereof.

THUS DONE AND SIGNED on this 11th day of January, 2012 at Lake Charles, Louisiana, in the presence of the undersigned competent witnesses.

WITNESSES:                 SOWELA TECHNICAL COMMUNITY
COLLEGE

/s/ Jeanine Newman__________        By: /s/ Dr. Andrea Lewis-Miller______________
Name: Jeanine Newman______         Dr. Andrea Lewis-Miller, its Chancellor___

/s/ Zoe Pauyear______________
Name: Zoe Pauyear__________

BEFORE ME:     /s/Barbara Bordelon___________________
Notary Public
Name:     Barbara Bordelon_______________
ID/Bar No. 057713_______________________                            My Commission Expires: For Life___________